Exhibit 99.1

InterDigital Announces First Quarter 2005 Financial Results; Revenue up 8% over Comparable Period of 2004

     KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--May 6, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced revenues of $35.5 million and a net loss of $0.9 million, or $0.02 per share for its first quarter ended March 31, 2005. In addition, InterDigital's cash and short-term investment position remained strong, ending first quarter 2005 at $126.5 million.
     William Merritt, President and Chief Executive Officer, stated, "I am pleased with the company's performance during first quarter 2005. Our recurring patent licensing and technology revenues of $35.5 million set a new high for the corporation. We continued to see the beneficial effect of a larger licensee and customer base, as a decline in the royalties from NEC was offset by both increased royalties from other licensees, including Sharp, and revenues associated with our strong performance under our contract with General Dynamics. As we move through the year, my focus as CEO will be to grow revenues through the addition of new patent and technology licensees, and to scrutinize our cost structure and investment decisions, making changes as appropriate to enhance the financial performance of the company."

     First Quarter Summary

     First quarter 2005 revenues of $35.5 million increased $2.5 million or 8% over first quarter 2004 revenue of $33.0 million. This increase was driven by the recognition of $4.7 million of revenue related to a software license agreement with General Dynamics that was offset in part by a $1.6 million decrease in recurring patent license royalty revenue. Key contributors to first quarter revenue included NEC (32%), Sharp (27%), General Dynamics (13%) and Sony Ericsson (12%). Recurring patent license royalties for first quarter 2005 were $30.8 million compared to $32.4 million in first quarter 2004. The lower level of recurring royalties in first quarter 2005 was primarily a function of two items: first, royalties from NEC in first quarter 2004 were inflated due to a catch-up in 3G handset shipments that had been delayed from the previous quarter; and, second, the late receipt of a royalty report after March 31, 2005 of approximately $1.1 million. Under the company's revenue recognition policy, revenue associated with per-unit royalties is recognized in the quarter in which the report is received.(1)
     The company reported a net loss of $0.9 million, or $0.02 per share, for first quarter 2005, compared to net income of $5.8 million, or $0.10 per share (diluted) in first quarter 2004.
     Operating expenses of $36.3 million in first quarter 2005 increased 16% over fourth quarter 2004 and 46% over first quarter 2004. The increase in operating expenses over first quarter 2004 was driven largely by legal fees associated with outstanding arbitrations and litigations as well as personnel costs related to a company-wide long-term compensation program implemented in second quarter 2004 that substantially replaced the widespread use of stock options as an incentive and retention tool. The long-term compensation program is structured with overlapping cycles starting in 2005. First quarter 2005, the first period to reflect the effect of the overlap, included approximately $3.9 million of expense related to the long-term compensation program. Tax expense decreased in first quarter 2005 compared to first quarter 2004 due to a lower level of royalty revenue subject to non-U.S. withholding tax.
     During first quarter 2005, the company generated approximately $10.5 million of free cash flow.(2) In addition, the company expended $9.0 million in connection with the repurchase of 500,000 shares of the company's stock and $8.0 million to acquire complementary patents and related assets. Further, in early second quarter 2005, the company expended an additional $25.1 million to repurchase 1.5 million shares in connection with the completion of a two million share repurchase program.

     2005 Outlook

     Rich Fagan, Chief Financial Officer, commented, "We expect to provide updated guidance on second quarter 2005 revenue shortly, after we receive and review the majority of our per-unit royalty reports. Based on a preliminary report received from NEC, we anticipate that its royalties will improve 15% to 18% over first quarter 2005 levels. In addition, we will benefit from the recognition of approximately $1.1 million of royalties from a licensee that submitted a royalty report after the most recent quarter-end covering fourth quarter 2004 sales. We currently estimate that revenue associated with the work for General Dynamics may exceed that of first quarter 2005 as activity levels remain high. Subject to the level of expenses associated with current arbitrations and litigations, we expect second quarter ongoing operating expense levels to be similar to first quarter 2005. We also project that our book tax rate for second quarter will approximate 34% to 38%, plus an amount for deferred foreign source withholding tax expense, which is, in part, dependent on the level of per-unit royalties."

     About InterDigital

     InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for mainstream wireless applications that deliver time-to-market, performance, and cost benefits, as well as product differentiation advantages, to its commercial and government/military customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

     This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to management's focus; second quarter 2005 revenue including revenues from patent licensing royalties and from the General Dynamics agreement; second quarter 2005 operating expenses and book tax rate and foreign source withholding tax expense for first quarter 2005. Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors in addition to those identified in this press release including, but not limited to: (i) unanticipated changes in the schedule or costs associated with the Nokia and Samsung arbitrations or Lucent litigation; (ii) delays in concluding additional license agreements; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, inaccuracy of market projections; (iv) the market relevance of our technologies, changes in technology preferences of strategic partners or consumers, the availability or development of substitute or competitive technologies, our ability to leverage our existing and enter into additional strategic relationships; (v) further changes or adjustments to accruals and expenses and verifications of percentage-of-completion on deliverables under the General Dynamics contract; and (vi) other factors listed in the Company's most recently filed Forms 10-K and Form 10-Q. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


(1) In third quarter 2004, the company transitioned to reporting per-unit royalties in the quarter in which reports are received rather than the quarter in which licensee's underlying sales occur.

(2) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents.


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                    For the Periods Ended March 31
             (Dollars in thousands except per share data)
                             (unaudited)

                                            For the Three Months Ended
                                                    March 31,
                                            --------------------------
                                                2005          2004
                                            --------------------------
REVENUES                                    $    35,497  $     33,016
                                            ------------ -------------

OPERATING EXPENSES:

  Sales and marketing                             2,280         1,614
  General and administrative                      6,566         5,390
  Patents administration and licensing           11,247         5,000
  Development                                    16,173        12,914
                                            ------------ -------------
                                                 36,266        24,918
                                            ------------ -------------

  (Loss) income from operations                    (769)        8,098

NET INTEREST & OTHER FINANCING INCOME               790           428
                                            ------------ -------------

  Income before income taxes                         21         8,526

INCOME TAX PROVISION                               (903)       (2,692)
                                            ------------ -------------

  Net (loss) income                                (882)        5,834

PREFERRED STOCK DIVIDENDS                             -           (34)
                                            ------------ -------------

NET (LOSS) INCOME APPLICABLE TO COMMON
 SHAREHOLDERS                               $      (882) $      5,800
                                            ============ =============

NET (LOSS) INCOME PER COMMON SHARE - BASIC  $     (0.02) $       0.11
                                            ============ =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING - BASIC                             55,053        55,146
                                            ============ =============

NET (LOSS) INCOME PER COMMON SHARE -
 DILUTED                                    $     (0.02) $       0.10
                                            ============ =============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING - DILUTED                           55,053        59,745
                                            ============ =============


                          SUMMARY CASH FLOW
                          -----------------
                        (Dollars in thousands)
                             (unaudited)

                                            For the Three Months Ended
                                                    March 31,
                                            --------------------------
                                                2005         2004
                                            --------------------------

Net (loss) income before pref. stock
 dividends                                  $      (882) $      5,834
Depreciation & amortization                       2,669         2,474
Increase in deferred revenue                     27,906        22,784
Deferred revenue recognized                     (15,907)      (12,709)
(Increase) decrease in operating working
 capital, deferred charges and other              2,660        (2,290)
Capital spending & patent additions              (5,897)       (3,096)
                                            ------------ -------------
  CASH FLOW BEFORE FINANCING ACTIVITIES AND
   ASSET ACQUISITION                             10,549        12,997

Asset acquisition                                (8,050)            -
Debt decrease & preferred dividends                 (80)          (50)
Repurchase of Common Stock                       (9,028)            -
Net stock issued                                  1,287         6,492
                                            ------------ -------------
  NET (DECREASE) INCREASE IN CASH AND
   SHORT-TERM INVESTMENTS                   $    (5,322) $     19,439
                                            ============ =============


                       CONDENSED BALANCE SHEETS
                       ------------------------
                        (Dollars in thousands)
                             (unaudited)

                                      March 31, 2005 December 31, 2004
                                      -------------- -----------------
Assets
------
Cash & short-term investments         $     126,496  $        131,818
Accounts receivable                           9,868            11,612
Other current assets                         13,451            13,187
Property & equipment and Patents(net)        63,331            51,688
Long-term deferred tax assets and
 other non-current assets                    32,173            33,615
                                      -------------- -----------------
TOTAL ASSETS                          $     245,319  $        241,920
                                      ============== =================

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt     $         332  $            212
Accounts payable & accrued
 liabilities                                 20,904            21,546
Current deferred revenue                     25,908            28,075
Long-term deferred revenue                   85,287            71,121
Long-term debt & long-term
 liabilities                                  3,317             5,307
                                      -------------- -----------------
TOTAL LIABILITIES                           135,748           126,261

SHAREHOLDERS' EQUITY                        109,571           115,659
                                      -------------- -----------------

TOTAL LIABILITIES & SHAREHOLDERS'
 EQUITY                               $     245,319  $        241,920
                                      ============== =================



The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint. This release includes a summary of cash flow statement that results in the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is cash flow before financing activity and asset acquisition. Management has presented a reconciliation of this non-GAAP line item to net cash provided by operating activities below:


                   RECONCILIATION OF PRO-FORMA CASH
                       FLOW TO SUMMARY CASH FLOW
                   --------------------------------
                        (Dollars in thousands)
                              (unaudited)

                                            For the Three Months Ended
                                                    March 31,
                                            --------------------------
                                                2005         2004
                                            --------------------------

Net cash provided by operating activities   $     16,651  $    16,058
Purchases of property and equipment               (2,071)        (546)
Patent additions                                  (3,826)      (2,550)
Net change in value of short-term
 investments                                        (205)          35
                                            ------------- ------------
Cash flow before financing activity and
 asset acquisition                          $     10,549  $    12,997
                                            ============= ============


     CONTACT: InterDigital Communications Corporation
              Media Contact:
              Dawn Goldstein, 610-878-7800
              dawn.goldstein@interdigital.com
                or
              Investor Contact:
              Janet Point, 610-878-7800
              janet.point@interdigital.com